EXHIBIT 99.1

For Immediate release

Wisdom Homes Of America Provides Inventory Update;
Hires GM For Flagship Retail Center

Tyler, Texas – September 22, 2014 – SearchCore, Inc. (OTCQB: SRER)

a fast growing manufactured housing retail center owner and operator that operates its retail centers through its wholly owned subsidiary Wisdom Homes Of America, Inc., announces the arrival of manufactured homes inventory, new inventory orders based on recent sales and that it retained a seasoned retail general manager to oversee its flagship retail center in Tyler, Texas.

In August, we announced the arrival of 13 new manufactured homes to our inventory and that we had an additional 15 manufactured homes on order which we expected delivery of in early September, comments CEO, Jim Pakulis. That delivery of new manufactured homes came in on schedule during early September and allowed us to increase the number of pending sales transactions to 28 which we expect the majority will close on or before the end of the year.

Today, the company also announces that based on recent sales transactions, it has placed an order for an additional 12 manufactured homes which are anticipated to arrive in early November.

Mr. Brent Nelms, President of Wisdom Homes Of America, states, We are excited about the prospects of our further growth during the next 3 months.  Including the recent delivery of 15 manufactured homes, the company now has a total of 20 model homes at our retail centers and with our recent sales and additional inventory orders, we are very motivated to finish off the year with a robust track record.

As a result of increased sales activities, the company has expanded its sales force at their Tyler, Texas location and has retained David Chavez, an 11-year veteran in the manufactured home retail sector. Mr. Chavez will assume the responsibility of General Manager at our Tyler retail location, and has worked for Mr. Brent Nelms for each of the
11 years in various capacities in the manufactured retail sector.

We are addressing an enormous market opportunity, which according to the US Census Bureau recent data for 2013 puts the manufactured home industry at $3.8 billion, said Jim Pakulis. The addition of Mr. Chavez will help us keep our focus on driving maximum market penetration, help us better serve our customers all the while keeping our commitment to providing a truly exception level of customer service.

About SearchCore, Inc.

SearchCore, Inc., founded in 2010, is a manufactured housing retail center owner and operator. The company is headquartered in Tyler, Texas. The Company’s common stock trades on the OTCQB, under the ticker symbol “SRER.”

Safe Harbor Notice

Certain statements contained herein are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). SearchCore, Inc. cautions that statements made in this news release constitute forward- looking statements and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. SearchCore, Inc. undertakes no obligation to revise these statements following the date of this news release.

Company Contact

SearchCore, Inc.
(855) 266-4663
info@searchcore.com

Investor Relations Contact

Financial Profiles, Inc.
(206) 623-2233
searchcore@finprofiles.com